Exhibit 10.82
FIRST AMENDMENT
TO THE
SELECT MEDICAL HOLDINGS CORPORATION
LONG-TERM CASH INCENTIVE PLAN
          WHEREAS, Select Medical Holdings Corporation (the “Company”) previously adopted the Select Medical Holdings Corporation Long-Term Cash Incentive Plan (the “Plan”);
          WHEREAS, the Company desires to amend the Plan as set forth in this amendment in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended;
          NOW THEREFORE, in accordance with the Board’s authority provided in Section 16 of the Plan, the Board hereby amends the Plan, effective August 20, 2008, as follows:
I. A new Section 2 is hereby added (and the subsequent Sections of the Plan are hereby renumbered accordingly) to the Plan to read in its entirety as follows:
     “2. Accounts. The Company will establish a bookkeeping account in the name of each Participant (an ‘Account’) to hold such Participant’s Units and to be credited, from time to time, with amounts, if any, in respect of such Participant’s Units as described in Section 3, below.”
II. Section 2 (hereinafter, Section 3) of the Plan is hereby amended in its entirety to read as follows:
     “3. Plan Credits.
     (a) If the Cumulative Value of a Strip of Company Securities, valued at the earlier to occur of a Qualified IPO or Change of Control, exceeds the greater of (i) the IRR Hurdle or (ii) the Price Hurdle, each Participant’s Account shall be credited with an amount equal to the Final Bonus Payment in respect of each of such Participant’s then vested Units in such Account.
     (b) Upon a Preferred Stock Liquidity Event, each Participant’s Account shall be credited, without duplication, with an amount equal to the Preferred Stock Liquidity Payment in respect of each of such Participant’s then vested Units in such Account.
     (c) Except as the Committee otherwise provides in a Participant’s Unit Award Agreement,
     (i) a Participant will forfeit all of the Units in his or her Account for no consideration upon the termination of such Participant’s employment with the Company or its Subsidiaries other than due to the Participant’s death or Disability, and

     (ii) upon the termination of the Participant’s employment due to such Participant’s death or Disability: (1) the Participant (or his estate, in the case of death) shall forfeit all of the unvested Units and 50% of the vested Units in his or her Account and (2) payment with respect to the remaining vested Units in his or her Account shall be made as set forth in Section 4 below.”
III. A new Section 4 is hereby added (and the subsequent Sections of the Plan are hereby renumbered accordingly) to the Plan to read in its entirety as follows:
     “4. Payment of Plan Accounts.
     (a) Except as provided in Section 4(b), a Participant shall receive payment of the amount credited to his or her Account on the applicable Preferred Stock Liquidity Event, Change of Control or Qualified IPO, provided, however, that such Participant is then employed by the Company or its Subsidiaries.
     (b) In the event of a Participant’s termination of employment with the Company or its Subsidiary, as applicable, as a result of such Participant’s death or Disability, subject to Section 4(c) hereof, such Participant shall receive payment of the amount credited to his or her Account on January 31st of the second calendar year following the calendar year during which such Participant died or suffered such Disability.
     (c) Notwithstanding the payment date provided in Section 4(b) above, the Committee may by resolution, from time to time, defer payment of a Participant’s Account following such Participant’s death or Disability without such Participant’s or such Participant’s estate’s consent, provided that:
     (i) The Committee resolves to defer payment not less than 12 months before the previously scheduled payment date;
     (ii) The Committee determines a fixed subsequent payment date; and
     (iii) The Committee’s resolution to defer payment hereunder may not take effect until at least 12 months after the date on which such resolution is passed.”
IV. The first sentence of Section 17(d) (hereinafter, Section 19(d)) is hereby amended in its entirety to read as follows:
     “(d) ‘Change of Control’ has the meaning provided for such term in the Company’s Amended and Restated Certificate of Incorporation, provided, however, that such Change of Control constitutes a ‘change in control’ within the meaning of Section 409A of the Code.”

V. Section 17(j) (hereinafter, Section 19(j)) is hereby amended in its entirety to read as follows:
     “(j) ‘Disability’ means a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Subsidiary.”
VI. Section 17(q) (hereinafter, Section 19(q)) is hereby amended in its entirety to read as follows:
     “(q) ‘Preferred Stock Liquidity Event’ means any time the Company pays a Special Dividend in respect of the Preferred Stock or redeems, in whole or in part, outstanding shares of Preferred Stock (it being understood that any Common Stock that is issued in conversion of Preferred Stock and subsequently sold in a Qualified IPO will be considered redeemed for purposes of this Plan). For the avoidance of doubt, the mere conversion of Preferred Stock to Common Stock at the time of a Qualified IPO without such shares being redeemed or sold in the Qualified IPO shall not be a Preferred Stock Liquidity Event; provided, however, that, within the first year after a Qualified IPO, the redemption or sale of any outstanding Preferred Stock shall constitute a Preferred Stock Liquidity Event.”
VII. Section 17(r) (hereinafter, Section 19(r)) is hereby amended to add the following sentence at the end thereof:
     “Notwithstanding the foregoing, if a Qualified IPO occurs on or prior to March 31, 2009 and the aggregate amount received by Participants hereunder on account of all prior Preferred Stock Liquidity Events and a Preferred Stock Liquidity Event resulting from such Qualified IPO, if applicable, is less than $50,000,000, Preferred Stock Liquidity Payment shall mean and include an additional amount equal to the lesser of (A) $50,000,000 minus the sum of (x) the aggregate Preferred Stock Liquidity Payments theretofore received by Participants and (y) the Preferred Stock Liquidity Payment to be received by Participants as a result of such Qualified IPO, if applicable, or (B) $10,000,000.”
[Signature Page Follows]

     IN WITNESS WHEREOF, the Board has executed this First Amendment as of the 20th day of August, 2008.

SELECT MEDICAL HOLDINGS CORPORATION
/s/ Michael E. Tarvin
Michael E. Tarvin,
Secretary of the Board of Directors of Select Medical Holdings Corporation